Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

WELLGISTICS HEALTH, INC.

WELLGISTICS HEALTH, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Wellgistics Health, Inc. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on October 30, 2024, as amended (the “Certificate of Incorporation”).

SECOND: The Certificate of Incorporation is hereby amended to reflect a change in the name of the Corporation by replacing ARTICLE I thereof with the following:

“The name of the corporation is DataMeds AI, Inc. (the “Corporation”).”

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This Certificate of Amendment shall become effective as of 12:01 a.m., Eastern Time, on July 22, 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 20th day of July, 2026.

WELLGISTICS HEALTH, INC.

By:	/s/ Prashant Patel
Name:	Prashant Patel
Title:	President